FREE WRITING PROSPECTUS Dated June 16, 2020	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-05

*Full Pxing Details* $847+MM World Omni Auto Receivables Trust (WOART) 2020-B

Joint Leads: Wells Fargo (struc), Suntrust, TD

Co-Managers: Barclays, PNC

Expected CLS	AMT($MM)	S&P/F**	WAL	L.FIN	BENCH	SPREAD	CPN%	YLD%	$PRICE
A1	169.000	A-1+/F1+	0.27	07/21	IntL	+ -5	.26763%	.26763%	$100.00000
A2A	231.800	AAA/AAA	1.08	07/23	EDSF	+ 25.55%		.552%	$99.99854
A2B	50.000	AAA/AAA	1.08	07/23	1mL	+ 25	1mL+25		$100.00000
A3	281.800	AAA/AAA	2.50	05/25	IntS	+ 36.63%		.634%	$99.99216
A4	76.830	AAA/AAA	3.73	01/26	IntS	+ 52.82%		.828%	$99.97585
B	25.500	AA/AA	3.81	03/26	IntS	+ 92	1.22%	1.232%	$99.96710
C	12.750	A/A	3.81	12/26	IntS	*Retained*

** Minimum expected ratings

- TRANSACTION SUMMARY -

Offered Size	:	$834.93MM (no grow)	Min Denoms	:	$1k x $1k
Registration	:	SEC Registered	Pxing Speed	:	1.3 ABS to 10% Call
Expected Ratings	:	S&P/Fitch	Bill & Deliver	:	Wells Fargo
Ticker	:	WOART 2020-B	Erisa	:	Yes
Expected Settle	:	06/24/20	Pricing	:	PRICED
First Pay Date	:	07/15/20

- AVAILABLE INFORMATION -

Preliminary Prospectus and FWP (Attached)

Intex CDI File (Attached)

Intex Dealname: wswoart2020b Password: X9AB

Deal Roadshow Login Details

* URL https://dealroadshow.com

* Entry Code (Case Sensitive): WOART20B

* Direct Link: https://dealroadshow.com/e/WOART20B

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov.